SENSATA TECHNOLOGIES REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Company delivers strong results and raises midpoint of organic revenue growth and adjusted EPS guidance for FY-17
Hengelo, the Netherlands – July 25, 2017 - Sensata Technologies (NYSE: ST) today announced financial results for its second quarter and six months ended June 30, 2017.
Revenue in the second quarter of 2017 was $839.9 million, an increase of $12.3 million, or 1.5%, from revenue of $827.5 million in the second quarter of 2016. Excluding a 2.1% negative effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 3.6% in the second quarter of 2017.
Net income in the second quarter of 2017 grew 21.3% totaling $79.5 million, which was 9.5% of revenue or $0.46 per diluted share, compared to net income of $65.5 million in the second quarter of 2016, which was 7.9% of revenue or $0.38 per diluted share. Adjusted net income in the second quarter of 2017 grew 11.8%, totaling $139.0 million, which was 16.6% of revenue or $0.81 per diluted share, compared to adjusted net income of $124.3 million in the second quarter of 2016, which was 15.0% of revenue or $0.73 per diluted share. Changes in foreign exchange rates reduced Sensata's adjusted earnings per share by ($0.01) in the second quarter of 2017 compared to the prior year period.
“We were pleased with the organic revenue growth and robust margin expansion we delivered in the second quarter of 2017,” said Martha Sullivan, President and Chief Executive Officer. “Our performance was driven by double-digit organic revenue growth in our heavy vehicle & off road business and strong demand in Asia across both of our segments. The positive effects of our core productivity initiatives combined with the improved profitability of our acquired businesses are helping to drive our margin improvement. For the first half of 2017, we have generated 3.6% organic revenue growth, expanded adjusted EBIT margins by 100 basis points, and reported 12% organic growth in adjusted EPS. As a result, we are raising our full year 2017 guidance for revenue and adjusted EPS.”
Revenue in the six months ended June 30, 2017 was $1,647.1 million, an increase of $23.1 million, or 1.4%, from revenue of $1,624.1 million in the six months ended June 30, 2016. Excluding a 2.2% negative effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 3.6% in the six months ended June 30, 2017.
Net income in the six months ended June 30, 2017 grew 19.9% totaling $151.2 million, which was 9.2% of revenue or $0.88 per diluted share compared to net income of $126.1 million in the six months ended June 30, 2016, which was 7.8% of revenue or $0.74 per diluted share. Adjusted net income in the six months ended June 30, 2017 grew 9.7% totaling $260.5 million, which was 15.8% of revenue or $1.52 per diluted share compared to adjusted net income of $237.5 million in the six months ended June 30, 2016, which was 14.6% of revenue or $1.39 per diluted share. Changes in foreign exchange rates reduced Sensata's adjusted earnings per share by ($0.04) in the six months ended June 30, 2017 compared to the prior year period.

Sensata’s ending cash balance at June 30, 2017 was $511.5 million, a strong improvement from $351.4 million as of December 31, 2016 demonstrating Sensata’s strong cash generation capabilities. During the six months ended June 30, 2017, the Company generated operating cash flow of $233.8 million and free cash flow of $166.7 million. The Company’s net debt at June 30, 2017 was $2.803 billion, a reduction of $170 million from December 31, 2016.
Segment Performance

	Three months ended		Six months ended
$ in 000s	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Performance Sensing revenue	$621,829	$615,570	$1,221,972	$1,212,745
Performance Sensing profit	169,100	152,525	320,836	298,312
% of Performance Sensing revenue	27.2%	24.8%	26.3%	24.6%

Sensing Solutions revenue	$218,045	$211,975	$425,173	$411,349
Sensing Solutions profit	70,101	68,175	137,539	131,423
% of Sensing Solutions revenue	32.1%	32.2%	32.3%	31.9%
Performance Sensing’s profit as a percentage of revenue totaled 27.2% in the second quarter of 2017. Excluding the impact of changes in foreign exchange rates, Performance Sensing’s profit as a percentage of revenue was 27.4% in the second quarter of 2017, representing an increase of 260 basis points from the second quarter of 2016. Sensing Solutions’ profit as a percentage of revenue totaled 32.1% in the second quarter of 2017. Excluding the impact of changes in foreign exchange rates, Sensing Solutions’ profit as a percentage of revenue was 32.0% in the second quarter of 2017, a decrease of 20 basis points compared to the second quarter of 2016.
Guidance
Sensata anticipates revenue to be between $781 and $817 million in the third quarter of 2017 compared to $789.8 million in the third quarter of 2016. Additionally, the Company expects adjusted net income to be between $133 and $139 million and adjusted earnings per share to be between $0.77 and $0.81 in the second quarter of 2017. Sensata expects to incur approximately $1 to $2 million of integration-related expenses in the third quarter of 2017.
For the full year 2017, the Company has increased the low end and midpoint of its previous guidance range for revenue and adjusted EPS. Sensata expects revenue to be between $3.214 and $3.290 billion, which would represent organic revenue growth of between 2 and 3 percent. For full year 2017, Sensata expects adjusted EBIT to be between $741 and $755 million. Additionally, the Company expects adjusted net income to be between $537 million and $551 million and adjusted earnings per share to be between $3.12 and $3.20 for full year 2017, which would represent organic earnings growth of 9 to 12 percent. Sensata currently expects that changes in foreign currency exchange rates will lower revenue by approximately $32 million, a slight improvement from its previous guidance due to subsequent movements of foreign exchange rates. The company expects that changes in foreign exchange rates will lower adjusted earnings per share by ($0.02) to ($0.03) for the full year 2017, which is unchanged from its previous guidance. Sensata expects to incur approximately $19 to $20 million of integration-related expenses for the full year 2017.

Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its second quarter 2017 financial results and its outlook for the third quarter and full year 2017. The dial-in numbers for the call are 1-877-317-6789 or +1-412-317-6789 and callers can reference the Sensata Q2 2017 Earnings Call. A live webcast and a replay of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until August 1st, 2017. To access the replay dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 10108464.
About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates our business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin measured on a constant currency basis. We also refer to the change of certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported or an organic basis, the latter of which excludes the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. Such reported changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant, and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or accelerate the repayment of debt obligations.
Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue, determined in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous 12 months and the effect of foreign currency exchange rate differences between the comparative periods. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin measured on a constant currency basis is defined as segment profit, excluding the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period, divided by segment revenue, also adjusted to exclude the favorable or unfavorable impact of foreign currency exchange rate differences with the comparative (prior) period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements also relate to our future prospects, developments, and business strategies and include, among other things, our anticipated results for the third quarter and full year 2017. Forward-looking statements contained herein, or in other statements made by us, are made based on management’s expectations and beliefs concerning future events impacting us, and are subject to uncertainties and other important factors relating to our operations and business environment, all of which are difficult to predict, and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require us to lower prices or could result in reduced demand for our products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with our non-U.S. operations and international business; litigation and disputes involving us, including the extent of intellectual property, product liability, warranty, and recall claims asserted against us; risks associated with our historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with our indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net revenue	$839,874	$827,545	$1,647,145	$1,624,094
Operating costs and expenses:
Cost of revenue	541,032	537,441	1,073,758	1,065,819
Research and development	31,216	32,288	63,030	63,639
Selling, general and administrative	81,010	77,660	151,284	149,591
Amortization of intangible assets	41,003	50,563	81,261	101,010
Restructuring and special charges	6,389	1,475	17,439	2,330
Total operating costs and expenses	700,650	699,427	1,386,772	1,382,389
Profit from operations	139,224	128,118	260,373	241,705
Interest expense, net	(40,038)	(41,757)	(80,315)	(84,025)
Other, net	(1,118)	130	4,078	5,618
Income before taxes	98,068	86,491	184,136	163,298
Provision for income taxes	18,611	20,981	32,943	37,176
Net income	$79,457	$65,510	$151,193	$126,122

Net income per share:
Basic	$0.46	$0.38	$0.88	$0.74
Diluted	$0.46	$0.38	$0.88	$0.74

Weighted-average ordinary shares outstanding:
Basic	171,132	170,723	171,040	170,563
Diluted	171,920	171,343	171,913	171,299

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$79,457	$65,510	$151,193	$126,122
Other comprehensive (loss)/income, net of tax:
Deferred (loss)/gain on derivative instruments, net of reclassifications	(11,168)	178	(11,036)	(16,525)
Defined benefit and retiree healthcare plans	735	59	1,215	267
Other comprehensive (loss)/income	(10,433)	237	(9,821)	(16,258)
Comprehensive income	$69,024	$65,747	$141,372	$109,864

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$511,484	$351,428
Accounts receivable, net of allowances	565,636	500,211
Inventories	411,351	389,844
Prepaid expenses and other current assets	99,738	100,002
Total current assets	1,588,209	1,341,485
Property, plant and equipment, net	726,403	724,046
Goodwill	3,005,464	3,005,464
Other intangible assets, net	997,823	1,075,431
Deferred income tax assets	24,416	20,695
Other assets	75,306	73,855
Total assets	$6,417,621	$6,240,976

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$10,704	$14,643
Accounts payable	329,404	299,198
Income taxes payable	25,112	23,889
Accrued expenses and other current liabilities	235,388	245,566
Total current liabilities	600,608	583,296
Deferred income tax liabilities	401,720	392,628
Pension and other post-retirement benefit obligations	35,591	34,878
Capital lease and other financing obligations, less current portion	30,929	32,369
Long-term debt, net	3,225,325	3,226,582
Other long-term liabilities	29,834	29,216
Total liabilities	4,324,007	4,298,969
Total shareholders’ equity	2,093,614	1,942,007
Total liabilities and shareholders’ equity	$6,417,621	$6,240,976

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the six months ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net income	$151,193	$126,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,802	51,345
Amortization of deferred financing costs and original issue discounts	3,693	3,678
Gain on sale of assets	(1,180)	—
Share-based compensation	10,009	8,522
Amortization of inventory step-up to fair value	—	2,319
Amortization of intangible assets	81,261	101,010
Deferred income taxes	9,004	15,599
Unrealized loss/(gain) on hedges and other non-cash items	8,229	(2,043)
Changes in operating assets and liabilities, net of effects of acquisitions	(83,162)	(59,921)
Net cash provided by operating activities	233,849	246,631

Cash flows from investing activities:
Acquisition of CST, net of cash received	—	4,688
Additions to property, plant and equipment and capitalized software	(67,192)	(64,466)
Investment in equity securities	—	(50,000)
Proceeds from the sale of assets	7,151	650
Other	(1,500)	—
Net cash used in investing activities	(61,541)	(109,128)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	2,947	3,067
Payments on debt	(12,341)	(168,679)
Payments to repurchase ordinary shares	(2,721)	(4,516)
Payments of debt issuance costs	(137)	(518)
Net cash used in financing activities	(12,252)	(170,646)
Net change in cash and cash equivalents	160,056	(33,143)
Cash and cash equivalents, beginning of period	351,428	342,263
Cash and cash equivalents, end of period	$511,484	$309,120

Revenue by Business, Geography, and End Market (Unaudited)

(% of total revenue)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Performance Sensing	74.0%	74.4%	74.2%	74.7%
Sensing Solutions	26.0%	25.6%	25.8%	25.3%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Americas	41.4%	42.8%	41.9%	43.2%
Europe	32.5%	33.0%	31.9%	33.2%
Asia/Rest of World	26.1%	24.2%	26.2%	23.6%
Total	100.0%	100.0%	100.0%	100.0%

(% of total revenue)[1]	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Europe automotive	24.4%	25.5%	24.2%	25.7%
North America automotive	18.8%	20.0%	19.3%	20.2%
Asia automotive	17.4%	16.8%	17.7%	16.5%
Rest of world automotive	0.4%	0.3%	0.3%	0.3%
Heavy vehicle and off-road	14.6%	13.3%	14.3%	13.6%
Appliance and heating, ventilation and air-conditioning	6.7%	5.7%	6.6%	5.7%
Industrial	9.6%	9.0%	9.6%	9.1%
Aerospace	4.5%	4.6%	4.6%	4.6%
All other	3.6%	4.8%	3.4%	4.3%
Total	100.0%	100.0%	100.0%	100.0%

1 Reclassification of certain acquired product lines has led to retrospective adjustments of certain prior period end-market percentages.

The following unaudited table reconciles Sensata’s net income to adjusted net income for the three and six months ended June 30, 2017 and 2016.

(in 000s, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income	$79,457	$65,510	$151,193	$126,122
Restructuring and special charges	7,501	3,161	15,192	6,800
Financing and other transaction costs	—	275	—	1,056
Deferred loss/(gain) on other hedges	2,602	(8,294)	(2,738)	(21,567)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	41,372	51,891	83,366	105,757
Deferred income tax and other tax expense/(benefit)	6,271	9,942	9,813	15,699
Amortization of deferred financing costs	1,836	1,834	3,693	3,678
Total adjustments	$59,582	$58,809	$109,326	$111,423
Adjusted net income	$139,039	$124,319	$260,519	$237,545
Weighted average diluted shares outstanding	171,920	171,343	171,913	171,299
Adjusted EPS	$0.81	$0.73	$1.52	$1.39
Sensata's definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata's deferred provision for/(benefit from) income taxes includes: adjustments for book-to-tax basis differences, due primarily to the step-up in fair value of fixed and intangible assets and goodwill, the utilization of net operating losses, and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income taxes as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.0) million for the three months ended June 30, 2017 and 2016 and $(0.0) million and $(0.1) million for the six months ended June 30, 2017 and 2016, respectively; and Restructuring and special charges: $(0.1) million and $(0.3) million for the three months ended June 30, 2017 and 2016, respectively, and $(0.2) million and $(0.3) million for the six months ended June 30, 2017 and 2016, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three and six months ended June 30, 2017 and 2016.

($ in 000s)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Cost of revenue	$5,460	$3,551	$10,637	$6,924
Selling, general and administrative	1,795	1,075	3,098	2,720
Amortization of intangible assets	39,584	49,130	78,513	98,198
Restructuring and special charges	2,034	904	6,310	1,704
Interest expense, net	1,836	1,834	3,693	3,678
Other, net	2,602	(7,627)	(2,738)	(17,500)
Provision for income taxes	6,271	9,942	9,813	15,699
Total adjustments	$59,582	$58,809	$109,326	$111,423
The following unaudited tables reconcile the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended June 30,		% Change	Six months ended June 30,		% Change
	2017	2016		2017	2016
Net cash provided by operating activities	$114,148	$110,429	3.4%	$233,849	$246,631	(5.2)%
Additions to property, plant and equipment and capitalized software	(34,133)	(30,231)	(12.9)%	(67,192)	(64,466)	(4.2)%
Free cash flow	$80,015	$80,198	(0.2)%	$166,657	$182,165	(8.5)%

The following unaudited table reconciles Sensata’s diluted net income per share to organic adjusted EPS growth for the three and six months ended June 30, 2017 and 2016. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Diluted net income per share	$0.46	$0.38	$0.88	$0.74
Non-GAAP adjustments:
Restructuring and special charges	0.04	0.02	0.09	0.04
Financing and other transaction costs	0.00	0.00	0.00	0.01
Deferred loss/(gain) on other hedges	0.02	(0.05)	(0.02)	(0.13)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.24	0.30	0.48	0.62
Deferred income tax expense and other tax expense/(benefit)	0.04	0.06	0.06	0.09
Amortization of deferred financing costs	0.01	0.01	0.02	0.02
Adjusted EPS	$0.81	$0.73	$1.52	$1.39

Percentage change in adjusted EPS	11.0%		9.4%
Less: year-over-year impact due to:
Foreign exchange rate differences	(1.3)%		(2.8)%
Organic adjusted EPS growth	12.3%		12.2%
The following unaudited table reconciles Sensata’s total debt, capital lease and other financing obligations to net debt.

	Balance as of
($ in 000s)	June 30, 2017	December 31, 2016	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$10,704	$14,643	$(3,939)
Capital lease and other financing obligations, less current portion	30,929	32,369	(1,440)
Long-term debt, net	3,225,325	3,226,582	(1,257)
Total debt, capital lease and other financing obligations	3,266,958	3,273,594	(6,636)
Less: Discounts	(16,426)	(17,655)	1,229
Less: Deferred financing costs	(31,192)	(33,656)	2,464
Gross indebtedness	3,314,576	3,324,905	(10,329)
Less: Cash and cash equivalents	511,484	351,428	160,056
Net debt	$2,803,092	$2,973,477	$(170,385)

The following unaudited tables reconcile Sensata’s net income to adjusted EBIT for the three and six months ended June 30, 2017 and 2016. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Three months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016
Net income	$79,457	$65,510	9.5%	7.9%
Interest expense, net	40,038	41,757	4.8%	5.0%
Provision for income taxes	18,611	20,981	2.2%	2.5%
Earnings before interest and taxes (“EBIT”)	138,106	128,248	16.4%	15.5%
Non-GAAP adjustments:
Restructuring and special charges	7,501	3,161	0.9%	0.4%
Financing and other transaction costs	—	275	0.0%	0.0%
Deferred loss/(gain) on other hedges	2,602	(8,294)	0.3%	(1.0)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	41,372	51,891	4.9%	6.3%
Adjusted EBIT	$189,581	$175,281	22.6%	21.2%

Year-over-year change	8.2%		140 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	(0.6)%		30 bps
Organic adjusted EBIT growth	8.8%		110 bps

	$ in thousands		% of net revenue
	Six months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income	$151,193	$126,122	9.2%	7.8%
Interest expense, net	80,315	84,025	4.9%	5.2%
Provision for income taxes	32,943	37,176	2.0%	2.3%
EBIT	264,451	247,323	16.1%	15.2%
Non-GAAP adjustments:
Restructuring and special charges	15,192	6,800	0.9%	0.4%
Financing and other transaction costs	—	1,056	0.0%	0.1%
Deferred gain on other hedges	(2,738)	(21,567)	(0.2)%	(1.3)%
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	83,366	105,757	5.1%	6.5%
Adjusted EBIT	$360,271	$339,369	21.9%	20.9%

Year-over-year change	6.2%		100 bps
Less: year-over-year impact due to:
Foreign exchange rate differences	(2.2)%		0 bps
Organic adjusted EBIT growth	8.4%		100 bps

The following unaudited table reconciles Sensata’s projected (GAAP) diluted net income per share to its projected adjusted EPS for the three months ended September 30, 2017 and full year ended December 31, 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended September 30, 2017		Full year ended December 31, 2017
	Low End	High End	Low End	High End

Projected diluted net income per share	$0.48	$0.49	$1.90	$1.94
Restructuring and special charges	0.00	0.02	0.09	0.11
Financing and other transaction costs	—	—	—	—
Deferred (gain)/loss on other hedges *	—	—	(0.02)	(0.02)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.24	0.24	0.96	0.96
Deferred income tax and other tax expense/(benefit)	0.04	0.05	0.15	0.17
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected adjusted EPS	$0.77	$0.81	$3.12	$3.20
Weighted average diluted shares outstanding (in 000s)	171,900	171,900	171,900	171,900
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected 2017 diluted net income per share. In prior periods, such adjustments have been significant to our reported GAAP earnings.

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Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Joshua.young@sensata.com	ataxiarchos@sensata.com